Exhibit 21.1

RETO ECO-SOLUTIONS, INC.

List of Subsidiaries

Company Name	Country of Incorporation/Formation	Ownership

REIT Holdings (China) Limited (“REIT Holdings”)	Hong Kong	Wholly-owned Hong Kong subsidiary

Bejing REIT Technology Development Co., Ltd. (“Beijing REIT”)	China	Wholly-owned subsidiary of REIT Holdings

Xinyi REIT Ecological Technology Co., Ltd. (“REIT Ecological”)	China	Wholly-owned subsidiary of REIT Holdings

Gu’an REIT Machinery Manufacturing Co., Ltd. (“Gu’an REIT”)	China	Wholly-owned subsidiary of Beijing REIT

Beijing REIT Ecological Engineering and Technology Co., Ltd. (“REIT Eco Engineering”)	China	Wholly-owned subsidiary of Beijing REIT

Langfang Ruirong Mechanical and Electrical Equipment Co., Ltd.(“Ruirong”)	China	Wholly-owned subsidiary of Beijing REIT

Nanjing Dingxuan Environment Protection Technology Development Co., Ltd. (“Dingxuan”)	China	Wholly-owned subsidiary of Beijing REIT

REIT Technology Development (America), Inc.	USA	Wholly-owned subsidiary of Beijing REIT

REIT Mingsheng Environment Protection Construction Materials (Changjiang) Co., Ltd. (“REIT Changjiang”)	China	Owned 84.32% by Beijing REIT and 15.68% by REIT Holdings

Hainan REIT Construction Project Co., Ltd.	China	Wholly-owned subsidiary of REIT Changjiang

REIT Xinyi New Material Co., Ltd (“REIT Xinyi”)	India	Wholly-owned subsidiary of Beijing REIT

REIT Q Green Machines Private Limited	India	51% owned subsidiary of Beijing REIT

REIT Ecological Technology Co., Ltd. (“REIT Yancheng”)	China	Wholly-owned subsidiary of REIT Holdings

Datong Ruisheng Environment Protection Engineering Co., Ltd. (“Datong Ruisheng”)	China	Wholly-owned subsidiary of REIT Eco Engineering

Yunnan Litu Technology Development Co., Ltd. (“Yunnan Litu”)	China	55% owned by REIT Yancheng

Yangbi Litu Ecological Technology Co., Ltd. (“Yangbi Litu”)	China	55% owned subsidiary of REIT Yancheng